Supplement
To Prospectus Supplement dated July 28, 2004
To Prospectus dated June 25, 2004

$842,621,084
(Approximate)

Credit Suisse First Boston Mortgage Securities Corp.
Depositor

Wells Fargo Bank, N.A.
Master Servicer

CSFB Mortgage-Backed Pass-Through Certificates,
Series 2004-4

The prospectus supplement dated July 28, 2004 to the prospectus dated June 25, 2004 with respect to the above captioned series is hereby amended as follows:

1.

The language immediately following the fifth bullet point on page S-68 is amended to read as follows:

the servicing fee that ABN AMRO is entitled to receive from the trust on the related distribution date, equal to 0.25% per annum of the aggregate Stated Principal Balance of such mortgage loans.

2.

The third full paragraph on S-119 is amended to read as follows:

For loan group I, a 100% Basic Prepayment Assumption assumes a per annum rate of prepayment of 6.0% of the then outstanding principal balance of a pool of mortgage loans in the first month of the life of the mortgage loans, following which the annual prepayment rate increases by 12/11% each month until the 12th month of the life of the mortgage loans and remains constant at 18% per annum in the 12th month of the life of the mortgage loans and in each month thereafter.

Credit Suisse First Boston

Underwriter

August 6, 2004